SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

SCHEDULE 14C
Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934
(Amendment No. )

Check the appropriate box:

[  ]  Preliminary information statement
[  ]  Confidential, for use of the Commission only (as permitted by Rule
14c-6(d)(2))
[X]  Definitive information statement

SoftNet Technology Corp.
(Name of Registrant as specified in Its Charter)

Payment of filing fee (check the appropriate box):

[X]  No fee required

[  ]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

(1)  Title of each class of securities to which transaction applies:
(2)  Aggregate number of securities to which transaction applies:
(3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
(4)  Proposed maximum aggregate value of transaction:
(5)  Total fee paid:

[  ]  Fee paid previously with preliminary materials.

[  ]  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number or the form or schedule and the date of its filing.

(1)        Amount previously paid:
(2)        Form, schedule or registration statement no.:
(3)        Filing party:
(4)        Date filed:

SOFTNET TECHNOLOGY CORP.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
HELD BY MAJORITY WRITTEN CONSENT

TO ALL STOCKHOLDERS OF SOFTNET TECHNOLOGY CORP.:

NOTICE IS HEREBY GIVEN to you as a stockholder of record of SoftNet Technology Corp., a Nevada corporation, that a Majority Written Consent in Lieu of an Annual Meeting of Stockholders (the “Written Consent”) has been executed to be effective 20 days from the date of mailing this Information Statement to you.  The Written Consent authorizes the following corporate action:

          1.       The election of five Directors for a term of one year or until their successors are duly elected and qualified;

          2.       The authorization of our Stock Option Plan;

          3.       An amendment our Articles of Incorporation to authorize 10,000,000 shares of preferred stock; and

          4.       An amendment to our Articles of Incorporation to effect a one for ten reverse stock split.

Because execution of the Written Consent was assured, our Board of Directors believes it would not be in the best interests of our company and our stockholders to incur the costs of holding an annual meeting or of soliciting proxies or consents from additional stockholders in connection with these actions.  Based on the foregoing, our Board of Directors has determined not to call an annual meeting of stockholders, and none will be held this year.

The entire cost of furnishing this Information Statement will be borne by us.  We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of common stock held of record by them.

The Board of Directors has fixed the close of business on August 1, 2007 as the record date (the “Record Date”) for the determination of stockholders who are entitled to receive this Information Statement.  This Information Statement is being mailed on or about September 20, 2007 to all stockholders of record as of the Record Date.  Under Nevada law, stockholders are not entitled to dissenter’s rights of appraisal with respect to any of the matters being authorized herein.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

SOFTNET TECHNOLOGY CORP.
Woodbridge Corporate Plaza
485 Route 1 South, Building C, Suite 350A
Iselin, NJ  08830

INFORMATION STATEMENT ON SCHEDULE 14C

PRINCIPAL STOCKHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth certain information regarding our shares of outstanding common stock beneficially owned as of the date hereof by (i) each of our directors and executive officers, (ii) all directors and executive officers as a group, and (iii) each other person who is known by us to own beneficially more than 5% of our common stock based upon 364,527,108 issued common shares.

Name and Address of Beneficial Owners[1]	Amount and Nature of Beneficial Ownership[2]	Percent Ownership
James Booth, Director, CEO, President, Secretary, Treasurer	1,000,000[3]	.27%
Kevin Holt, Director, COO	17,541,089[4]	4.81%
Darren Tietsworth, Director	500,000[5]	.14%
Dennis Goett, Director	500,000[6]	.14%
Kevin W. Remley, Director	1,500,000[7]	.41%
All executive officers and directors as a group (five persons)	19,541,089	5.32%
James M. Farinella Integrated Capital Partners, Inc. 2 North Finley Ave. Basking Ridge, NJ 07920	35,499,992[8]	9.34%

[1]  C/o the Company’s address, 485 Route 1 South, Building C, Suite 350A, Iselin, New Jersey  08830, unless otherwise noted.
[2]  Consists of Class A common stock unless otherwise indicated.
[3]  Includes 500,000 options to purchase shares of Class A common stock at $0.038 per share expiring on October 30, 2016.
[4]  Includes 500,000 options to purchase shares of Class A common stock at $0.038 per share expiring on October 30, 2016.
[5]  Consists of 500,000 options to purchase shares of Class A common stock at $0.038 per share expiring on October 30, 2016.
[6]  Consists of 500,000 options to purchase shares of Class A common stock at $0.029 per share expiring on March 1, 2017.
[7]  Includes 1,000,000 options to purchase shares of Class A common stock at $0.017 per share expiring on May 7, 2017.
[8]  Includes 500,000 options to purchase shares of Class A common stock at $0.029 per share expiring on March 1, 2017, and 300,000 shares of Class B common stock convertible into 15,000,000 shares of Class A common stock.

David Facciani Madison Capital Corp. 4335 Dean Martin Dr. #430 Las Vegas, NV 89103	92,301,250[9]	20.28%

ELECTION OF DIRECTORS

Five Directors were elected for the ensuing year or until their successors are duly elected and qualified.

Name	Age
James Booth	56
Kevin Holt	53
Darren Tietsworth	49
Dennis Goett	58
Kevin W. Remley	45

The consent of a majority of our voting shares was given for the election of the directors listed above.

DIRECTORS AND EXECUTIVE OFFICERS

Name	Age	Position
James Booth	56	Director, Chief Executive Officer, President, Secretary
Kevin Holt	53	Director, Chief Operating Officer
Darren Tietsworth	49	Director
Dennis Goett	58	Director
Kevin W. Remley	45	Director

James Booth, Director, Chief Executive Officer, President, Secretary, Treasurer.  From August 2000 through March 2005, Mr. Booth worked in Human Resources for Cingular Wireless/Bell South Wireless Data.  He was Vice President of Inspara Networking Technologies, Inc. from March 2005 through April 2005.  From May 2005 through June 2006, Mr. Booth worked in Human Resources for Cingular Wireless.  He became our Senior Vice President of Operations in July 2006 and our Chief Executive Officer and President in November 2006.

Kevin Holt, Director, Chief Operating Officer.  Mr. Holt was Chief Executive Officer of InsPara Network Technology, Inc. from March 2002 through January 2006.  Mr. Holt joined us as our President and Chief Operating Officer in January 2006, transitioned to our Chairman and Chief Executive Officer in August 2006, and became our Chief Operating Officer in September 2006.  In November 2006, Mr. Holt plead guilty to a one-count federal charge of conspiracy to commit mail and wire fraud for falsifying and inflating company financial data and deliberately misleading investors while serving as the Chief Executive Officer of InsPara Network

[9]  Includes 500,000 options to purchase shares of Class A common stock at $0.029 per share expiring on March 1, 2017, and 1,804,000 shares of Class B common stock convertible into 90,200,000 shares of Class A common stock.

Technology, Inc.  The authorities were informed of the unlawful conduct by Mr. Holt.  Mr. Holt’s sentencing is pending.

Darren Tietsworth, Director.  From August 1998 through June 2004, Mr. Tietsworth was a Senior Director of Hewlett-Packard, IT Products and Solutions.  From June 2004 and continuing through the present, Mr. Tietsworth was Territory Sales Manager of Hewlett-Packard, IT Products and Solutions.  Mr. Tietsworth joined us in August 2007.

Dennis Goett, Director.  From February 1998 and continuing through the present, Mr. Goett has been the President of Crossroads Strategy Group, Inc., a business consulting firm.  Mr. Goett has been the CEO and President of Specialty Pallets, LLC, a manufacturer and distributor of corrugated fiberboard pallets from March 2003 through the present.  From February 2005 and continuing through the present, he was CEO and CFO of BroadBand Bridge, LLC, an educational and training media company.  He was CFO of Optimal Life Networks, Inc., a digital publisher of health related information and programs, from April 2007 through the present.  Mr. Goett joined us a director in April 2007.

Kevin W. Remley, Director.  From December 2000 through September 2003, Mr. Remley was the President of ePierce Solutions, Inc., a business consulting firm.  From October 2003 through April 2007, Mr. Remley was the President of SummitQuest, a business consulting firm.  Mr. Remley joined us as a director in May 2007.

Meetings of the Board of Directors and Information Regarding Committees

There currently are no committees of the Board of Directors.

The Board of Directors held two meetings in 2006.  All Directors attended at least 50% of the meetings of the Board of Directors.

Compensation of Directors

Our directors will be reimbursed for any out-of-pocket expenses incurred by them for attendance at meetings of the Board of Directors or committees thereof.

EXECUTIVE COMPENSATION

Summary Compensation Table

Set forth below is a summary of compensation for our principal executive officer and our two most highly compensated officers other than our principal executive officer (collectively, the “named executive officers”) for our last two fiscal years.  There have been no annuity, pension or retirement benefits ever paid to our officers, directors or employees.

With the exception of reimbursement of expenses incurred by our named executive officers during the scope of their employment and unless expressly stated otherwise in a footnote below, none of the named executive officers received other compensation, perquisites and/or personal benefits in excess of $10,000.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compen- sation ($)	All Other Compen sation ($)	Total ($)
James Booth, CEO, President, Secretary, Treasurer (Principal Executive Officer)	2006	$144,000	$0	$600	$19,000	$0	$0	$163,000
	2005	$0	$0	$0	$0	$0	$0	$0
Kevin Holt, COO	2006	$200,000	$0	$701,400	$19,000	$0	$0	$901,400
	2005	$175,000	$0	$0	$0	$0	$0	$175,000

Compensation of Directors

Our Directors do not receive any cash compensation, but are entitled to reimbursement of their reasonable expenses incurred in attending directors’ meetings.

Employment and Related Agreements

On January 1, 2007, we entered into an Amended and Restated Employment Agreement with our Chief Operating Officer, Kevin Holt which has a three-year term beginning January 18, 2006 with automatic one-year renewals unless either party elects to terminate upon 30 days notice prior to the end or any term.  The agreement provides Mr. Holt with an annual base salary of $200,000 with annual upward revisions of not less than 4%, a quarterly grant of common stock worth $50,000 for 12 consecutive quarters, three weeks paid vacation, and participation in our health and other benefit plans.  There are no severance provisions in the agreement.

Benefit and Compensatory Plans

On September 12, 2006, our Board of Directors authorized 5,000,000 shares of Series A preferred stock to be issued to our management, subject to the approval by the requisite vote of our stockholders and the effectiveness of the filing with the Nevada Secretary of State of the our Articles to authorize 10,000,000 shares of preferred stock and the subsequent filing of a Certificate of Designation by the Board of Directors.  All 5,000,000 shares of Series A preferred stock have been issued.  Ownership of the Series A shares vests only upon attainment of certain financial milestones and, once vested, cumulatively can be converted into 250,000,000 shares of restricted Class A common stock.

AMENDED AND RESTATED 2006 STOCK OPTION/ STOCK ISSUANCE PLAN

An Amended and Restated 2006 Stock Option/ Stock Issuance Plan (the “2006 Plan”) was authorized by the majority shareholders.  Following is a description of the 2006 Plan.

General

On December 22, 2006, our Board of Directors adopted our 2006 Plan and directed that it be presented to the stockholders for their approval and adoption.

The 2006 Plan provides for the issuance of up to 50,000,000 shares of our Class A Common Stock and 5,000,000 shares of our Class B Common Stock to our directors, officers, employees and consultants in the form of stock options and shares of common stock.

Our Board of Directors will initially administer the 2006 Plan, except that the Board may, at its discretion, establish a committee comprised of two or more members of the Board or two or more other persons to administer the 2006 Plan (the “Plan Administrator”).

The 2006 Plan has two separate components: the option grant program and the stock issuance program.  To date, no shares of common stock or stock options have been issued pursuant to the 2006 Plan.

Option Grant Program

Incentive stock options (those stock options that qualify under Section 422 of the Internal Revenue Code of 1986 (“the “Code”)) may be granted to any individual who is, at the time of the grant, our employee.  Non-qualified stock options (those options that do not qualify under Section 422 of the Code) may be granted to employees and other people, including our directors and officers.

Grants under the option grant program may be structured as installment options which become exercisable for vested shares over the optionee’s period of service or as immediately exercisable options for unvested shares which will be subject to repurchase by us, at the option exercise price paid per share, upon the optionee’s termination of service prior to vesting in those shares.  All option grants must have an exercise price not less than 100% of the fair market value of the option shares on the grant date.

Each option is to have a maximum term of ten years, subject to earlier termination in the event the optionee leaves our service.  The optionee will have up to a three month period following termination of service (for reasons other than death or disability) in which to exercise the option.  This period will be extended to 12 months if the optionee’s service terminates by reason of disability, and in the event of the optionee’s death, the personal representative of the optionee’s estate (or the person inheriting the option) will have up to a 12 month period following the optionee’s death in which to exercise the option.

To exercise the option, the optionee must execute a stock purchase agreement and pay the exercise price for the purchased shares.  Payment is to be made in cash; however, the Plan Administrator may also permit the optionee to deliver a full-recourse interest-bearing promissory note for the purchased shares payable in one or more installments.  Provided that our shares remain publicly traded, the exercise price may be paid in shares of common stock or, alternatively, through the optionee’s participation in a same-day sale program.  Under such program, the option shares are sold immediately following the exercise of the option, and a portion of the sale proceeds is applied to the payment of the exercise price and all applicable withholding taxes.

In the event we are acquired by merger or asset sale, the option shares will immediately vest, and the option may be exercised for any or all of those vested shares prior to the effective date of such acquisition.  However, such accelerated vesting will not occur if our repurchase rights with respect to the unvested option shares are assigned to the acquiring entity.  The Plan Administrator will have the discretion to structure one or more option grants under the Plan so that the shares subject to those options will immediately vest in the event the optionee’s service is involuntarily terminated within 18 months following an acquisition in which our  repurchase rights are so assigned, and the optionee would then have a one-year period to exercise the accelerated options for fully-vested shares.  It is anticipated that this special vesting acceleration provision would be made available only on a limited case-by-case basis.

The stock purchase agreement will provide us with the right to repurchase, at the original exercise price paid per share, any unvested shares held by the optionee at the time of his or her termination of service.  The applicable vesting schedule will be set forth in the Notice of Grant.  Full and immediate vesting of all the option shares will occur upon an acquisition by merger or asset sale, unless the repurchase right applicable to those shares is assigned to the successor company.  One or more repurchase rights outstanding under the Plan may be structured so that those rights will subsequently lapse (and the option shares will immediately vest) upon an involuntary termination of the optionee’s service within 18 months following the effective date of an acquisition in which the repurchase rights are assigned to the successor company.

Stock Issuance Program

Shares of common stock may be issued to employees and other people, including our directors and officers.

The stock issuance program allows eligible persons to purchase shares of common stock at fair market value or at a discount of up to 15% of fair market value.  The shares may be fully vested when issued or may vest over time as the recipient provides services or as specified performance objectives are attained.  In addition, shares of common stock may be issued as bonus awards in recognition of services rendered, without any cash outlay required of the recipient.

The stock issuance component is structured as a stock purchase transaction, with the purchase price for the shares to be paid in cash or by promissory note at the time of issuance of the shares.  The same repurchase rights summarized above for the “Stock Purchase Agreement” under the option grant program will apply to the purchased shares, namely, our right to repurchase, at the original purchase price, any unvested shares held by the participant at the time of his or her termination of service.

It is anticipated that any issued shares will vest either immediately or in a series of installments over the participant’s period of service.  Full and immediate vesting of all the shares will occur upon an acquisition by merger or asset sale, unless the repurchase right applicable to those shares is assigned to the successor company.  The assigned repurchase rights may be structured so that they will subsequently lapse (and the shares will immediately vest) upon an involuntary termination of the participant’s service within 18 months following the effective date of the acquisition.

As of the date hereof, no options have been issued pursuant to the 2006 Plan.

Certain Relationships and Related Transactions

None.

AMENDMENT TO ARTICLES OF INCORPORATION
AUTHORIZING PREFERRED STOCK

The consent of a majority of our voting shares was given for the approval of an amendment to our Articles of Incorporation to create 10,000,000 shares of preferred stock.  The preferred stock is issuable in series, each series possessing such rights, preferences and privileges as are determined by the Board of Directors upon the designation of that series.  It is within the discretion of the Board to determine matters such as dividend rights or interest rates, conversion privileges, redemption prices, liquidation preferences and other rights without additional stockholder approval.  The creation of shares of preferred stock provides us with authorized securities which may be used in merger or acquisition transactions, in satisfaction of existing indebtedness, in payment of trade creditors or for future financing transactions.  Accordingly, the Board and a majority of stockholders believe that creating shares of preferred stock will provide us with increased flexibility in structuring and a greater possibility of effecting one or more of the foregoing transactions.

Subject to the effectiveness of the filing with the Nevada Secretary of State of an amendment to our Articles of Incorporation, our Board of Directors plans to designate 5,000,000 shares of preferred stock as Series A preferred stock to be issuable to our directors, officers, and other key employees.  The Series A preferred stock will have a conversion rate of 50 shares of Class A common stock (the “Common Stock”) for each one share of Series A preferred stock, which shall conditionally vest, and voting rights of 200 votes for each one share of Series A preferred stock.  The vesting of the conversion rights of the Series A preferred stock is that holders of the Series A preferred stock shall be permitted to, but are not required to, convert, pro rata, up to: (a) 50% of the Series A preferred stock held by such holder at such time as our actual gross annual revenue run rate, based on three consecutive months of results, reaches $10,000,000; (b) an additional 25% of the Series A preferred stock held by such holder at such time as our actual gross annual revenue run rate, based on three consecutive months of results, reaches $15,000,000; (c) an additional 12.5% of the Series A preferred stock held by such holder at such time as our actual gross annual revenue run rate, based on three consecutive months of results, reaches $17,5000,000; and (d) an additional 12.5% of the Series A preferred stock held by such holder at such time as our actual gross annual revenue run rate, based on three consecutive months of results, reaches $20,000,000.  Additionally, vesting of the conversion rights of the Series A preferred stock shall occur immediately upon any change in management or control of the company, including any change as the result of any sale, merger, or restructuring.

Future issuances of shares could, under certain circumstances, have an anti-takeover effect (for example, by diluting the stock ownership of a person seeking to effect a change in the composition of our Board of Directors or contemplating a tender offer or other transaction directed to the combination of us with another company).  The current amendment to the Articles of Incorporation is not in response to any effort to accumulate our stock or to obtain control of our company by means of a merger, tender offer, solicitation in opposition to management or otherwise.  As of the date of this Information Statement, management is not aware of any actions taken by any person or group to obtain control of our company.

The amendment to our Articles of Incorporation increasing the authorized number of shares of preferred stock will be filed with the Secretary of State of Nevada on or after the twentieth day after this Information Statement is mailed to our stockholders.

REVERSE STOCK SPLIT

The consent of a majority of the voting shares of our company was given for the approval of an amendment to our Articles of Incorporation to effect a one for ten reverse stock split of our Class A common stock.

PURPOSE AND EFFECTS OF THE REVERSE SPLIT

Purposes

The primary purpose of the reverse stock split is to combine the outstanding shares of the Common Stock so that the Common Stock outstanding after the reverse split is closer to other similar companies both in number of shares outstanding and price per share.  We feel this action will benefit current shareholders by facilitating greater trading liquidity in our stock.  However, there can be no assurance that our stock will, in fact, experience greater trading liquidity after the reverse split occurs.

The closing price for our Common Stock on August 10, 2007, was $0.0074 per share.  The Bulletin Board does not require any minimum share price for shares to be quoted on it.  However, we believe that such a low quoted market price per share may:

  discourage potential new investors,
  increase market price volatility; and
  reduce the liquidity of our Common Stock.

We believe that the reverse stock split will increase the price at which the shares are quoted, but we cannot guarantee that this will happen or that any increased price will be maintained.

Reasons

We believe that the current per share price level of our Common Stock has reduced the effective marketability of the shares because many leading brokerage firms are reluctant to recommend low priced stock to their clients.  Some investors view low-priced stock as unattractive because of the greater trading volatility sometimes associated with these stocks.  In addition, a variety of brokerage house policies and practices relating to the payment of brokerage commissions make the handling of low priced stocks unattractive to brokers from an economic standpoint.  In addition, since brokerage commissions on low-priced stock are generally higher as a percentage of the stock price than commissions on higher priced stock, the current share price of the Common Stock means that stockholders are paying higher transaction costs than they would pay if the share price were substantially higher.  The relatively high commission costs also may limit the willingness of institutions to purchase the Common Stock at its current low share price.

The reverse split will also increase the number of authorized but unissued shares of Common Stock.  The increase in authorized shares will allow us to consider the possibility of other corporate needs or opportunities, such as financing transactions, possible future acquisitions, employee benefits and other corporate purposes.

For all the above reasons, we believe the reverse stock split is in the best interests of both us and our stockholders.  We expect that after the reverse stock split, the Common Stock will trade at a higher price than the current market price of the Common Stock.  However, we cannot give any assurance that it will trade at ten times the market price before the reverse stock split.

Effects

Effects on the stockholders

EXCEPT FOR THE MINOR EFFECT OF ROUNDING FRACTIONAL SHARES UP OR DOWN, THE REVERSE STOCK SPLIT WILL NOT AFFECT ANY STOCKHOLDER'S PROPORTIONATE EQUITY INTEREST IN THE COMPANY.

As of the date of this Information Statement, we had approximately 5,622 record holders of Common Stock. based on information received from the transfer agent.  We estimate that, after the reverse stock split, we will continue to have approximately the same number of stockholders.

A stockholder who has fewer than ten shares will be entitled to receive, in lieu of a fractional share, upon written request, a cash payment of $0.10.  Other fractional shares that would result from the reverse split will be rounded up or down to the nearest whole share.

Effect on holders of options, warrants, and convertible securities

After the reverse stock split, the number of shares of Common Stock that may be purchased upon the exercise of outstanding options, warrants, and other securities convertible into, or exercisable or exchangeable for, Common Stock, and the per share exercise or conversion prices under those securities, will be adjusted appropriately, so that the aggregate number of shares of Common Stock that may be issued on exercise or conversion will be one-tenth of the number issuable before the reverse split, and the aggregate exercise or conversion prices will remain unchanged.

No appraisal rights

Nevada law does not provide dissenters' rights as the result of a reverse stock split.  Any stockholders who object will nevertheless be bound by the decision of the majority of stockholders to approve the reverse split on the proposed terms.  Objecting stockholders will not be entitled to receive payment for their shares, and will not have any other legal rights to prevent the transaction from occurring.

Effect on the Company

The reverse split will reduce the number of shares of Common Stock that are issued and outstanding.  We are currently authorized under our Articles of Incorporation to issue 500,000,000 shares of the Common Stock.  As of the date of this Information Statement, an aggregate of 364,527,108 shares of the Common Stock were issued and outstanding.  The reverse stock split will reduce the number of issued and outstanding shares of the Common Stock to approximately 36,452,711; however, the number of authorized shares of Common Stock will remain at 500,000,000.

The par value of the Common Stock will remain at $.001 per share following the reverse stock split, and the number of shares of the Common Stock outstanding will be reduced.   As a result, the aggregate par value of the outstanding Common Stock will be reduced, while the aggregate capital in excess of par value attributable to the outstanding Common Stock for statutory and accounting purposes will be correspondingly increased.  The reverse stock split will not affect our retained deficit, and stockholders' equity will remain substantially unchanged.

After the reverse stock split is completed, the per share information and the average number of shares outstanding as presented in previously issued consolidated financial statements and other publicly available information about us will be restated to reflect the reverse stock split.

If we had completed the reverse stock split on March 31, 2007, the last date for which our financial statements have been filed with the Securities and Exchange Commission, there would not have been any effect on our $451,310 net loss for the three month period then ended.

Exchange Act registration

The shares are currently registered under the Securities Exchange Act of 1934.  We do not expect to deregister our shares as a result of the reverse split, and we intend to continue filing reports under that Act.

Additional effects of authorized but unissued shares

The reverse split will increased the number of authorized but unissued shares of Common Stock as a percentage of the total number of shares of Common Stock authorized.  Existing stockholders do not have any preemptive rights under the certificate of incorporation or otherwise to purchase any shares of Common Stock that we may issue.  Shares may be issued in the future that may dilute the voting power of existing stockholders, increase or decrease earnings per share and/or increase or decrease the book value per share of the shares then outstanding.

The ability of the Board of Directors to issue additional shares of Common Stock without further stockholder approval could discourage any possible unsolicited efforts to acquire control of our company.  However, the reverse split is not intended as an anti-takeover device.  Management is not aware of any third party who may currently intend to accumulate our Common Stock or to gain control of our company.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT

The following is a summary of the material federal income tax consequences of the reverse stock split to holders of our Common Stock and to us.  This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), regulations, rulings and judicial decisions currently in effect, all of which are subject to change.  The summary does not address all aspects of federal income taxation that may apply to a stockholder because of his particular circumstances, and it does not discuss any special rules that may be applicable to some types of investors (for example, estates, trusts, individuals who are not citizens or residents of the United States, foreign corporations, insurance companies, regulated investment companies, tax-exempt organizations and dealers in securities).  The discussion assumes throughout that stockholders have held our shares of Common Stock subject to the reverse stock split as capital assets at all relevant times.  The summary does not cover the applicability and effect of any state, local or foreign tax laws on the reverse stock split, and investors should accordingly consult their own tax advisors for information about the state, local and foreign tax consequences of the transaction.

THE FOLLOWING DISCUSSION SUMMARIZING CERTAIN FEDERAL TAX CONSEQUENCES IS BASED ON CURRENT LAW.  STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX EFFECTS OF THE REVERSE STOCK SPLIT IN LIGHT OF THEIR INDIVIDUAL CIRCUMSTANCES.

Stockholders will not recognize gain or loss from the reverse split.  Their adjusted tax basis of their new Common Stock will be the same as their adjusted tax basis in their existing Common Stock.  The holding period of new Common Stock received as a result of the reverse split will be the same as holding period for the stockholder's existing Common Stock.

The reverse split will be a tax-free recapitalization under the Internal Revenue Code.  We will not recognize any gain or loss as a result of the reverse split.  There will not be any other material tax consequences to us from the transaction.  The tax consequences of the reverse split to our affiliates who are stockholders will be the same to those affiliates as they are to other stockholders.  There will be no material tax consequences from the reverse split to affiliates who are not stockholders.

EXCHANGE OF CERTIFICATES

When the reverse stock split is effected, we or our transfer agent will provide holders of record on the effective date of the reverse stock split with transmittal forms and instructions for exchanging their stock certificates for a new certificate or certificates representing the appropriate number of new shares of our Common Stock.  On the effective date of the reverse stock split, each certificate representing an outstanding share Common Stock will be deemed for all corporate purposes, and without further action by any person, to evidence ownership of the reduced whole number of new shares of Common Stock.

If certificates for shares of Common Stock have been lost or destroyed, we may, in our discretion, accept a properly executed affidavit and indemnity agreement of loss or destruction, in a form satisfactory to us, in lieu of the lost or destroyed certificate.  Additional instructions regarding lost or destroyed stock certificates will be included with the transmittal form and instructions sent to stockholders of record after the reverse stock split is effected.

We will send the transmittal form and instructions to stockholders of record promptly after the effective date of the reverse stock split.  Do not send in your stock certificate until you receive the transmittal form and instructions.

Stockholders will not have to pay any brokerage commissions in connection with the exchange of certificates.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR 2008

The rules of the Securities and Exchange Commission (“SEC”) permit our stockholders, after notice to us, to present proposals for stockholder action in our proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for stockholder action, and are not properly omitted by our action in accordance with the proxy rules published by the SEC.  Our 2008 annual meeting of stockholders is expected to be held on or about September 15, 2008, and proxy materials in connection with that meeting are expected to be mailed on or about August 15, 2008.  Proposals of stockholders that are intended to be presented at our 2008 annual meeting must be received by us no later than April 15, 2008, in order for them to be included in the proxy statement and form of proxy relating to that meeting.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Section 16(a) of the Securities Exchange Act of 1934 (the  “Exchange Act”) requires that our Officers and Directors  and persons who own more than 10% of our common stock, file reports of ownership and changes in ownership with the SEC.  Based solely on our review of the SEC’s EDGAR database, copies of such forms received by us, or written representations from certain reporting persons, we believe that during the 2006 fiscal year, all such filing requirements applicable to our Officers, Directors, and greater than 10% beneficial owners were not complied with.

ANNUAL REPORT

A copy of our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, which has been filed with the SEC pursuant to the Exchange Act, is being mailed to you along with this Information Statement and is hereby incorporated by reference into this Information Statement, including the financial statements that are part of our Annual Report.  Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, and Quarterly Report on Form 10-QSB for the period ended March 31, 2007 are each incorporated by reference into this Information Statement.  Additional copies of this Information Statement and/or the Annual Report, as well as copies of the Quarterly Report may be obtained without charge upon written request to Jim Booth, SoftNet Technology Corp., Woodbridge Corporate Plaza, 485 Route 1 South, Building C, Suite 350A, Iselin, NJ  08830 or on the Internet at www.sec.gov from the SEC’s EDGAR database.

By Order of the Board of Directors

/s/ Jim Booth
By:  Jim Booth, President and Chief Executive Officer